Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in Registration Statements on Form S-8 of The Orchard Enterprises, Inc. (Registration Nos. 333-131704, 333-140313 and 333-159677) of our report, dated March 25, 2010, with respect to our audits of the consolidated financial statements of The Orchard Enterprises, Inc. as of December 31, 2009 and December 31, 2008 and for the years then ended, which report is included in this Annual Report on Form 10-K of The Orchard Enterprises, Inc. for the year ended December 31, 2009.

/s/ Marcum LLP

Marcum LLP
New York, New York
March 25, 2010